Exhibit 99.1

An Important Message to our STOCKHOLDERS

Inland American
REAL ESTATE TRUST, INC.

December 19, 2012

Selected Performance Highlights

Nine Month Ended 9/30/12
Same-Store Net Operating Income up +2.4%
Lodging - Aver. Daily Room Rate up +4.8%
Multi-Family - Same-Store Rents up +7.0%

Inland American's distribution rate will remain at an annualized rate equal to $0.50 per share, which equates to an approximate 7.2% annualized yield based on the new estimated per share value

Same-Store NOI Results

In '000s	Nine Months Ended 9/30/2012		Nine Months Ended 9/30/2011		% Change
Retail	$	199,269	$	197,836	0.7%
Lodging	$	126,366	$	119,592	5.7%
Office	$	100,563	$	100,151	0.4%
Industrial	$	58,749	$	58,917	(0.3%)
Multi-Family	$	35,842	$	32,298	11.0%
Total	$	520,789	$	508,794	+2.4%

Dear Stockholder,

The overall performance of the Inland American REIT remains strong despite a continued challenging economic environment.

In our most recent quarterly filing, for the nine months ended September 30, 2012, our funds from operations have increased. Our same-store net operating income has increased. Our rents are up. Our income is up. Our occupancy is up, especially in our multi-family and lodging platforms. This organic growth, driven by our long-term strategy, supports the overall sustainability of your monthly distribution check. We expect this positive trend to continue when we report our year-end numbers.

Each year we calculate an estimated share value to assist broker dealers and other fiduciaries of retirement plans with their annual reporting requirements. Today, we are announcing our new estimated value per share at $6.93.

Q: Will the new estimated share value affect my monthly distribution?
A: No. Our stable monthly distributions are funded through the operation of our assets and the performance of our portfolio. As shown in the Same-Store NOI Results chart below, the company's financial performance continues to improve and support our sustainable distribution rate.

Q. Why has the estimated share price declined from last year if the REIT's overall performance is improving?
A:To some investors, it may seem odd that we are reporting strong cash flow, increasing rents and revenue, as well as increases in occupancy, and yet we are estimating a lower share price over last year. The company and the board considered a variety of factors in arriving at an estimated share value. While many of those factors suggest that we arrive at a higher price, others, including the unanticipated slowness of the economic recovery, suggested that the company and the board use more caution in selecting an estimated share price.

Additionally, our lodging platform, which is almost a third of our overall portfolio, has experienced a rising cap rate environment, which produces higher yields but lower asset prices despite improved performance. While this has created an opportunity for us to expand our lodging portfolio with strategic acquisitions, it is none the less currently impacting the entire value of our portfolio.

Q: How often does the share valuation take place?
A: We intend to update the estimated share value at least every 12 months until the REIT is listed on a public exchange or there is some other final liquidity event. We continue to evaluate all our options for liquidity, working closely with investment banking firms to understand the market cycles to work toward a favorable outcome for our stockholders.

Q: How was the estimated share value calculated?
A: While there are a number of methods for estimating share value, this year Inland American relied solely on Net Asset Value or NAV. This method aggregates a value range of each of our real estate assets, subtracting the fair-value of any debt, and dividing the outcome by the number of our common shares outstanding.

In light of the current operating environment, the Board decided to select a fair, but more conservative NAV value. The NAV estimate does not factor in any premium for the size of our portfolio and/or the intrinsic value of the entire REIT and its platforms if listed on a national securities exchange. As part of estimating the share value, Inland American engaged Real Globe Advisors, an independent third party real estate advisory firm, which reviewed and verified the company’s data, underlying assumptions, and calculations. Real Globe Advisors reviewed the underlying cash flow forecasts, including comparisons of forecasts to historical results, existing lease agreements, and other financial analyses, as well as our final estimated per-share value. The Inland American Business Manager & Advisor presented Real Globe Advisors’ report to our Board and recommended the estimated per share value of our stock be placed at $6.93. After careful analysis, the Board unanimously approved the estimated share value. We have provided a detailed explanation of our valuation method, range estimates, and overall approach in our Form 8-K filing on December 19, 2012. Q: Why was the NAV method utilized over other valuation methods? While there continues to be no regulations mandating a required methodology to calculate estimated share value, we have closely followed industry trends in the evolving process of calculating and disclosing estimated share value. The NAV method is currently the most commonly used by non-listed REITs. Q: Will this impact the Distribution Reinvestment Plan (DRP) or Share Repurchase Program (SRP)? A: Yes. Under the DRP or SRP, any reinvestments or purchases made after December 19, 2012, and until we announce a new estimated value will be executed at a price equal to $6.93 per share. Accordingly, based upon the current distribution rate, the new distribution return will be 7.2%. If you would like to make any changes to your DRP or estate, disability or long-term care SRP participation, please don’t hesitate to contact Inland’s Investor Services group at 800.826.8228. If you have additional questions please do not hesitate to contact our Investor Services group at 800.826.8228. We also invite you to listen to the replay of Inland American’s webcast conducted on December 19th at www.inlandamerican.com. On behalf of the Board and the management team at Inland American, we would like to thank you for your continued confidence and support in our company. We will continue to execute our plan to position our company for stockholder liquidity, while we tailor our portfolio by expanding and perfecting the growth areas of retail, lodging, and student housing to maximize shareholder value. We look forward to updating you throughout 2013 on our progress. Sincerely, INLAND AMERICAN REAL ESTATE TRUST, INC. Robert D. Parks Thomas P. McGuinness Chairman of the Board President cc: Trustee Broker Dealer Financial Advisor FFO is a non-GAAP financial measure. Please review our recently filed 10Q for a reconciliation of the most direct comparable GAAP measure. The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.